Exhibit 99.1

RSM Puerto Rico

PO Box 10528

San Juan, PR 00922-0528

T 787-751-6164

F 787-759-7479

www.rsm.pr

September 1, 2026

Securities and Exchange Commission

Washington, D.C. 20549

Dear Commissioners:

We have read Green Coffee Company Holdings, LLC statements included under Item 4(a) of its Form 1-U dated August 13, 2026, and we agree with such statements concerning our firm.

Sincerely,

/s/ RSM PUERTO RICO
RSM Puerto Rico

THE POWER OF BEING UNDERSTOOD

ASSURANCE | TAX | CONSULTING

RSM Puerto Rico is a member of the RSM network and trades as RSM. RSM is the trading name used by the members of the RSM network. Each member of the RSM network is an independent accounting and consulting firm which practices in its own right. The RSM network is not itself a separate legal entity in any jurisdiction.